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                                                                    EXHIBIT 3.01


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                        NORTHERN AUTOMOTIVE CORPORATION

     The Amended and Restated Articles of Incorporation of Northern Automotive Corporation are hereby amended in their entirety to read as follows:

     FIRST: The name of the corporation (hereinafter called the "Corporation") is:

                                 CSK AUTO, INC.

     SECOND: The address, including street, number, city, and county, of the known place of business of the Corporation in the State of Arizona is 645 E. Missouri Avenue, Suite 400, City of Phoenix, County of Maricopa, and the name of the statutory agent of the Corporation in the State of Arizona is The Prentice-Hall Corporation System, Inc.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Arizona Business Corporation Act ("ABCA").

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred One Thousand Five Hundred (301,500). There shall be three classes of stock of the Corporation. The first class of stock of the Corporation shall have a par value of $.01 per share and shall be designated as "Common Stock" and the number of shares constituting such class shall be Twenty Thousand (20,000). The second class of stock of the Corporation shall have a par value of $1,000 per share and shall be designated as "Preferred Stock" and the number of shares constituting such class shall be Seventy-Five Thousand (75,000). The third class of stock of the Corporation shall have a par value of $.01 per share and shall be designated as "Series A Cumulative Preferred Stock" and the number of shares constituting such class shall be Two Hundred Six Thousand Five Hundred (206,500); said class is sometimes referred to in these Articles as "Series A Preferred Stock." The par value shall be paid in at such time as the Board of Directors of the Corporation (the "Board") may designate, in cash, real or personal property, services, lease, option to purchase, or any other valuable right or thing, for the uses and purposes of the Corporation, and all shares of capital stock, when issued in exchange therefor, shall thereupon and thereby become and be fully paid, the same as though paid for in cash at par, and shall be non-assessable forever, and the judgment of the Board as to the value of any property, right or thing acquired in exchange for capital stock shall be conclusive.


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     The designation, preferences, privileges, voting powers, restrictions and qualifications of the shares of Common Stock, Preferred Stock and Series A Preferred Stock are as follows:

     (A) PREFERRED STOCK

     1. Dividends.

     (a) The holders (the "Preferred Stockholders") of outstanding shares of Preferred Stock shall be entitled to receive, when and as declared by the Board, out of any funds legally available therefor, cumulative dividends at the rate of $140 per share per annum and no more. Such dividends on the shares of Preferred Stock shall accrue from the date of issuance thereof and shall be payable annually on the 1st day of June in each year (each, a "Payment Date"). All dividends accrued shall, at the Corporation's option, be paid in cash or additional shares of Preferred Stock (at the rate of one share for each $1,000 of dividends so paid).

     (b) No dividends shall be declared or paid or set aside for payment to any holders of Common Stock (the "Common Stockholders"), and no such stock shall be purchased, redeemed or otherwise acquired for any consideration by the Corporation, unless and until the full cumulative dividends on all outstanding shares of Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set aside for such payment.

     2. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (collectively, a "Liquidation"), the Preferred Stockholders shall be entitled to receive, out of the net assets of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the amount of $1,000 per share, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) on each such share up to the date fixed for distribution, before any distribution or payment shall be made to any Common Stockholder. After payment to the Preferred Stockholders of the full amounts to which they are entitled, they shall have no right or claim to any of the balance of the net assets of the Corporation. Neither the consolidation nor merger of the Corporation into or with any other corporation nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed a Liquidation within the meaning of the provisions of this Section (A) 2.

     3. Voting. Shares of Preferred Stock shall not entitle the holder thereof to any voting power as to any matter, including the right to participate in any meeting of stockholders, to have notice of any meeting of stockholders or to take action without a meeting, except as otherwise provided by law. On any matters on which the Preferred Stockholders are entitled to vote, each such Preferred Stockholder shall be entitled to one vote for each share held.

     The Preferred Stock shall be issuable in one or more series in such designations, and with such relative rights and limitations, as may be fixed from time to time by the Board.


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           (B) SERIES A PREFERRED STOCK

     The number of authorized shares of Series A Preferred Stock is Two Hundred Six Thousand Five Hundred (206,500). The designations, preferences and relative, participating optional and other special rights of the Series A Preferred Stock, unless otherwise fixed by the Board of Directors, and the qualifications, limitations and restrictions thereof, are as follows:

      1.    Dividend Rate.

           (a) Dividends on the shares of Series A Preferred Stock (including Additional Shares) shall accrue from the date on which each specific share of Series A Preferred Stock is issued at a rate of twelve percent (12%) per annum computed on the basis of the actual number of days elapsed in a 360-day year of twelve 30-day months, and shall be paid in cash when and as declared by the Board, to the extent the Corporation has funds legally available to pay such dividends in cash and the use of such funds would not violate any law or statute and would not directly or indirectly (with the passage of time or giving of notice) cause a default or event of default under any indebtedness or other contractual agreement of the Corporation or any corporation or other entity directly or indirectly controlled by the Corporation. To the extent that the dividend payment due upon any Dividend Payment Date (as defined herein) is not paid in full in cash the Corporation shall pay such dividend by means of the issuance of Additional Shares (or fractions thereof), which shares will be issued in such amount that the aggregate Liquidation Preference of such shares is equal to the aggregate dollar value of dividends that the Corporation is not paying in cash on such Dividend Payment Date. A dividend payment paid in Additional Shares shall be deemed to fully satisfy the Corporation's obligations with respect to dividends for all purposes, provided that such payment is in accordance with the provisions of this subsection. All Additional Shares issued as a dividend with respect to the Series A Preferred Stock will thereupon be duly authorized, validly issued, fully paid and nonassessable. All dividends shall be cumulative and shall be payable semi-annually in arrears on April 30 and October 31 of each year, commencing, in the case of the first issuance of shares of Series A Preferred Stock, April 30, 1997 (each such date being hereinafter individually a "Dividend Payment Date" and collectively the "Dividend Payment Dates"), except that if any Dividend Payment Date is a Saturday, Sunday or legal holiday then such dividend shall be paid on the next business day following such Dividend Payment Date and no additional amount shall accrue as a result of such delay. Holders of shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, Additional Shares, property or stock, in excess of full cumulative dividends, as provided in paragraphs (a) and (b) of this Section 1 on the Series A Preferred Stock. For purposes of this Section (B) "Additional Shares" means any shares of Series A Preferred Stock (or fractions thereof) issued in payment of dividends in lieu of cash dividend payments.

           (b) Each dividend shall be paid to the holders of record of shares of Series A Preferred Stock as they appear on the books of the Corporation on the record date, not exceeding 30 days prior to the Dividend Payment Date thereof, as shall be fixed by the Board. Dividends in arrears may be declared and paid at any time, without reference to

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      any regular Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board.

           (c) Each fractional share of Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series A Preferred Stock pursuant to paragraphs (a) and (b) of this Section 1, and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in paragraphs (a) and (b) of this Section 1 with respect to dividends on each outstanding share of Series A Preferred Stock. Each fractional share of Series A Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Series A Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series A Preferred Stock.

           (d) Except as hereinafter provided, no dividends (either in cash or Additional Shares) shall be declared or paid or set apart for payment on the shares of Series A Preferred Stock for any period if the Corporation shall be in default in the payment of any dividends (including cumulative dividends, if applicable) on any shares of preferred stock ranking, as to dividends, prior to the Series A Preferred Stock, unless a dividend sufficient to cure such default shall be contemporaneously declared and paid.

           (e) Except as hereinafter provided, no dividends shall be declared or paid or set apart for payment on the preferred stock of any class or series ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the Series A Preferred Stock through the last Dividend Payment Date. When dividends are not paid in full in cash, as aforesaid, upon the shares of Series A Preferred Stock and any other preferred stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon shares of the Series A Preferred Stock and any other preferred stock ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of cash dividends declared per share on the Series A Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued cash dividends per share on the shares of the Series A Preferred Stock and such other preferred stock bear to each other. Nothing herein shall limit or prevent the distribution of dividends payable in the form of Additional Shares. Such dividends paid in the form of Additional Shares shall not be included in any calculation of accrued or pro rata dividends for purposes of this paragraph (e) of Section 2.

           (f) So long as any share of the Series A Preferred Stock is outstanding, no dividend (other than (i) a dividend payable in Common Stock or in any other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation or (ii) as provided in paragraph (e) of this Section 1, shall be declared or paid or set aside for payment, or other distribution declared or made, upon the Common Stock or upon any other stock of the Corporation ranking junior to or on a parity with the Series

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      A Preferred Stock as to dividends or upon liquidation, nor shall any
      Common Stock nor any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of the Preferred Stock shall have been paid or contemporaneously are declared and paid through the last Dividend Payment Date; provided, however, that nothing contained in this paragraph (f) shall prevent the Corporation from repurchasing or redeeming any of its capital stock pursuant to the terms of any subscription agreement entered into with any officer, director or employee of the Corporation or any of its subsidiaries.

           2. Optional Redemption. The shares of Series A Preferred Stock are redeemable on the terms and conditions set forth below, at any time or from time to time, at the option of the Corporation expressed by resolution of the Board, at a per share redemption price of One Thousand and Ten Dollars ($1,010.00) plus, in each case, accrued and unpaid dividends thereon to the date fixed for redemption. The shares of Series A Preferred Stock may be redeemed in whole or in part in not more than three partial redemptions, provided that in the first of such three partial redemptions not 1ess than 20% of the number of shares of Series A Preferred Stock then outstanding shall be redeemed, that in the second of such three partial redemptions not less than 50% of the number of shares of Series A Preferred Stock then outstanding shall be redeemed, and that in the third of such three partial redemptions all of the shares of Series A Preferred Stock then outstanding shall be redeemed.

           3. Mandatory Redemption. On October 31, 2008, the Corporation shall redeem all outstanding shares of Series A Preferred Stock at a per share redemption price of One Thousand Dollars ($1,000.00) plus accrued and unpaid dividends thereon to the date fixed for redemption.

      4. Procedure for Redemption.

           (a) If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board, subject to the provisions of Sections 2 and 3 above, and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board or by any other method as may be determined by the Board in its sole discretion to be equitable.

           (b) Notice of a redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date;
      (ii) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be

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      redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) any other information required by applicable laws or regulations.

           (c) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price plus accrued and unpaid dividends to the date fixed for redemption) shall cease. Upon surrender of the certificates for any shares so redeemed in accordance with said notice (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all of the shares presented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

           (d) Any shares of Series A Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Series A Preferred Stock. No redeemed shares of Series A Preferred Stock shall be reissued as shares of Series A Preferred Stock.

           (e) If the Corporation shall be in default in the payment of any dividends on any shares of preferred stock ranking, as to dividends, prior to the Series A Preferred Stock, then no shares of Series A Preferred Stock shall be redeemed and the Corporation shall not purchase or otherwise acquire any shares of Series A Preferred Stock.

           (f) Notwithstanding the foregoing provisions of this Section 4, unless the full cumulative dividends on all outstanding shares of Series A Preferred Stock shall have been paid or contemporaneously are declared and paid through the last Dividend Payment Date, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of outstanding shares of Series A Preferred Stock.

           5. Voting. The shares of Series A Preferred Stock shall not have any voting powers either general or special, except as required by law or regulation and except that unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least a majority of all of the shares of Series A Preferred Stock, and all other classes and series of preferred stock ranking on a parity with the Series A Preferred Stock either as to dividends or upon liquidation and upon which like voting rights have been conferred and are then exercisable, at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called

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      for the purpose at which the holders of such shares shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or of any amendatory Statement thereto (including any document relating to any series of preferred stock) so as to affect materially and adversely the rights, preferences, privileges or voting power of shares of Series A Preferred Stock. In case the shares of Series A Preferred Stock would be so affected in a materially different manner than any other class or series of preferred stock then outstanding by any such action, the holders of shares of Series A Preferred Stock shall be entitled to vote as a separate class, and the Corporation shall not take such action without the consent or affirmative vote, as above provided, of at least a majority of the total number of shares of Series A Preferred Stock then outstanding, in addition to or as a specific part of the consent or affirmative vote hereinabove otherwise required. The increase of the authorized amount of any preferred stock, or the creation, authorization or issuance of any shares of any other class or series of stock of the Corporation ranking (i) junior to the Series A Preferred Stock, or (ii) on a parity with the shares of Series A Preferred Stock, as to dividends or upon liquidation, or the reclassification of any authorized or outstanding stock of the Corporation into any such junior or parity shares, or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any such junior or parity shares shall not be deemed to affect materially and adversely the rights, preferences, privileges or voting power of shares of Series A Preferred Stock.

      6.   Liquidation Rights.

           (a) Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to Series A Preferred Stock upon liquidation, the amount of One Thousand Dollars ($1,000.00) per share (the "Liquidation Preference"), plus a sum equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution, subject only to the provisions of this paragraph (a) of this Section 6. All shares of preferred stock ranking in whole or in part prior to the shares of Series A Preferred Stock as to liquidation shall be entitled to be paid to the extent of such priority in full in cash, or money for the payment thereof set apart, before any payment provided for in this Section 6 shall be made with respect to the shares of Series A Preferred Stock.

           (b) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 6.


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           (c) After the payment to the holders of the shares of Series A
      Preferred Stock of the full preferential amounts provided for in this
      Section 6, the holders of shares of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

           (d) In the event the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (a) of this Section 6, no such distribution shall be made on account of any of shares of any other class or series of preferred stock ranking in whole or in part on a parity with the shares of Series A Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable parity amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

           7. Priority. For purposes of this Article, any stock of any class or classes of the Corporation shall be deemed to rank:

           (a) Prior to the shares of the Series A Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of Series A Preferred Stock. Each holder of any share of Series A Preferred Stock, by such holder's acceptance thereof, expressly covenants and agrees that the rights of the holders of any shares of any other class or series of preferred stock of the Corporation to receive dividends or amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be and hereby are expressly prior to such holder's rights unless in the case of any particular class or series of preferred stock the certificate or other instrument creating or evidencing the same expressly provides that the rights of the holders of such series shall not be prior to the shares of Series A Preferred Stock.

           (b) On a parity with shares of Series A Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of the Series A Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Series A Preferred Stock. The Preferred Stock shall be on a parity with the Series A Preferred Stock.

           (c) Junior to shares of Series A Preferred Stock, either as to dividends or upon liquidation, if such class or classes shall be Common Stock or if the holders of shares of

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      Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference to the holders of shares of such class or classes.

           (d) All payments to a holder of Series A Preferred Stock shall be made at the office or agency of the Corporation maintained for such purpose in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts; provided, however, that at the option of the Corporation payment may be made (i) by check mailed to such holder at such holder's address appearing on the records of the Corporation, or (ii) at the request of such holder, by wire transfer of immediately available funds to the address designated by such holder in writing.

      (C)  COMMON STOCK

           1. Dividends. Subject to the prior and superior right of the Preferred Stock and the Series A Preferred Stock, the Common Stockholders shall be entitled to receive dividends as, when and in the amount declared by the Board, out of any funds legally available therefore.

           2. Liquidation. In the event of any Liquidation, the Common Stockholders shall be entitled to receive, out of the net assets of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to be distributed to the Preferred Stockholders and the holders of Series A Preferred Stock, that portion of the remaining funds to be distributed. Such funds shall be paid to the Common Stockholders on the basis of the number of shares of Common Stock held by each of them. Neither the consolidation nor merger of the Corporation into or with any other corporation nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed a Liquidation within the meaning of the provisions of this Section
      (C)2.

           3. Voting. Shares of Common Stock shall entitle the holder thereof to one vote for each share held with respect to all matters voted on by the stockholders of the Corporation.


      FIFTH:    The names and mailing addresses of the original incorporators were as follows:

      NAME                      MAILING ADDRESS

      John D. Borie             2503 San Andres Way, Claremont, CA
      Jean Melton               231 Begonia Avenue, Ontario, CA
      Margaret Main             11969 Del Mar, Chino, CA

      SIXTH:                    The Corporation is to have perpetual existence.

      SEVENTH:   Whenever a compromise or arrangement is proposed between this
Corporation and its stockholders or any class of them, any court of equitable jurisdiction within

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the State of Arizona may, on the application in a summary way of this
Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of the ABCA, order a meeting of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization, such compromise, arrangement or reorganization, as the case may be, shall, if sanctioned by the court to which the said application has been made, be binding on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and its stockholders or any class thereof, as the case may be, it is further provided:

          (A) The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation has. No election of directors need be by written ballot.

          (B) After the original or other By-Laws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 10-1020 of the ABCA, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board; provided, however, that any provision for the classification of directors of the Corporation


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     for staggered terms pursuant to the provisions of Section 10-806 of the
     ABCA shall be set forth in these Articles of Incorporation.

          (C) Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of these Articles of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of the ABCA shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

     NINTH:

          (A) The Corporation shall indemnify each Authorized Representative to the fullest extent from time to time required or permitted by Article 5 of the ABCA. The Corporation shall make such indemnification to the Authorized Representative within 30 days after receipt by the Corporation of the written request of the Authorized Representative for such indemnification unless, within that time, the Corporation has determined (in accordancd with Section 10-855 of the ABCA) that the Authorized Representative is not entitled to such indemnification.

          (B) Expenses (including attorneys' fees and all other costs and expenses reasonably related to a Proceeding) incurred by an Authorized Representative or on such Authorized Representative's behalf in connection with any such Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding, within 10 days after receipt by the Corporation of the written request of the Authorized Representative for such advance. The Corporation may condition such advance upon the receipt of: (i) if required by said Article 5, a written affirmation as to standards of conduct; (ii) whether or not required by said Article 5, the written undertaking of such Authorized Representative or on such Authorized Representative's behalf to repay such amount if it shall ultimately be determined that the Authorized Representative is not entitled to be indemnified by the Corporation. Such undertaking shall not be required to be guaranteed by any other person or collateralized, and shall be accepted by the Corporation without regard to the financial ability of the person providing such undertaking to make such repayment.

          (C) For all purposes of this Article and to the fullest extent permitted by applicable law, there shall be a rebuttable presumption in favor of the Authorized Representative that all requested indemnifications and advancements of expenses are reasonable and that all conditions to indemnification or expense advancements, whether required under this Article or the ABCA, have been satisfied.

          (D) As used in this Article, "Authorized Representative" means, collectively: (i) any person who is or was a "director" (as defined in Section 10-850 of the ABCA); (ii) any person who is or was an officer of the Corporation or of any subsidiary of the Corporation; and (iii) any other person who may be designated by the Board from time to time as an "authorized representative" for purposes of this Article. The provisions of Section 10-850 of the ABCA shall apply to this Article.

          (E) The Corporation may maintain, at its expense, the insurance permitted by Section 10-857 of the ABCA.

          (F) The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any Authorized Representative may have or hereafter acquire under any statute, these Articles of Incorporation, any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Nothing in this Article shall affect the right of the Corporation to grant rights of indemnification, and the advancement of expenses, to any other person or in any other circumstance.

          (G) Each Authorized Representative shall be deemed to have acted in reliance upon the rights to indemnification and advancement of expenses established in this Article. Unless applicable law requires otherwise, any repeal or modification of this Article (other than a modification expanding the right to indemnification and expense advancement in favor of Authorized Representatives) shall be prospective only and shall not adversely affect any right or benefit of an authorized Representative to indemnification or expense advancement existing at the time of such repeal or modification.

          (H) If any portion of this Article shall be held to be illegal, invalid or otherwise unenforceable by any court having appropriate jurisdiction, then the Corporation nevertheless indemnify and advance expenses to each Authorized Representative to the fullest extent permitted by the applicable portions of this Article not so held to be illegal, invalid or unenforceable, and otherwise to the fullest extent permitted by law.

     TENTH: For the purposes of determining whether a distribution to shareholders may be made under the ABCA, the liquidation preference of the Preferred Stock and the Series A Preferred Stock shall be excluded in the calculation under Section 10-640 C.(20) of the ABCA.

     ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Article of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the State of Arizona, and all rights conferred upon stockholders herein are granted subject to this reservation.



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
     IN WITNESS WHEREOF, we, the undersigned, have hereunto signed our names this 29th day of October, 1996.



                                   NORTHERN AUTOMOTIVE CORPORATION


                                   /s/ JAMES BAZLEN
                                   -------------------------------
                                   James Bazlen, President

ATTEST:



By /s/ LON NOVATT
  ---------------------
  Lon Novatt, Secretary



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